Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Schedule B of our report dated January 31, 2014 relating to the financial statements as of and for the years ended December 31, 2013, 2012 and 2011 of Corporación Andina de Fomento (CAF), and of our report dated January 31, 2014 relating to management’s assertion that CAF maintained effective internal control over financial reporting as of December 31, 2013, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Selected Financial Information”, “Administration” and “Experts” in such Prospectus.

/s/ Deloitte
May 12, 2014
Caracas - Venezuela